Exhibit 99.3

First Quarter 2007 Business Update

Pliant’s Balanced Business Plan Solid Business Foundation Contractual Customer Relationships Diversified Resin Procurement Sustained Capital Investment Perfect Order and Product Quality Skilled and Motivated Workforce Solid Business Foundation Cost Reduction Growth Continuous Cost Reduction Operational Excellence Supply Chain Management Manufacturing “Super-Plants” Cycle Time Management Focused Growth Accretive Sales Mix Breakthrough Innovation Programs Grow With Winning Customers

Pliant’s Annual Capital Investment (2004 – 2007 Plan) Capital Investment ($ Million) $24M 45% 14% 41% $34M 60% 10% 30% $48M* 41% 37% 22% $60M 50% 30% 20% Growth & Innovation Cost Reduction Business Foundation *Includes $7M in capital leases $0 $10 $20 $30 $40 $50 $60 2004 2005 2006 2007 Plan

Pliant’s Leading Competitive Position 1+ billion pounds of capacity 180+ blown and cast extrusion lines PE, PP and PVC capabilities 3-, 5- and 7-layer co-extruded film 30+ printing presses 70+ bag machines 20 plants Two major technical centers 3,000+ employees Industry-Leading Asset Base One of Top 3 Competitors in Each Core Market Segment Personal Care Films Medical Films Printed Films Printed Bags Stretch Films Meat Wrap Films Boxed Food Wrap Bag-in-Box Food Films Agricultural Films Food & Beverage Converter Films

Pliant's Key New Product Programs

PLIANT

Stratos™ Machine Film

<u>Stratos</u>™: Continuing its technology leadership in the pallet wrapping market, Pliant has launched its next-generation, high-yield stretch film to meet growing market demand for package source reduction.



BULLSEYE PRINTED SHRINK FILM

<u>BullsEye</u>™: Strong market interest in case-pack merchandising as well as growing market demand for source reduction, Pliant's market offering of printed shrink bundling film has been well received by the marketplace.


DEER PARK

Blockade™

<u>Blockade</u>™: Designed to replace metallized moisture control pesticide films, Pliant's innovative patent pending barrier film designed for agriculture growing applications has exceeded growth targets.



SteamQuick™

<u>SteamQuick</u>™: Pliant's new line of patent pending microwave-in-the-bag frozen food packaging has been selected by a large frozen vegetable producer.



FreshView™

<u>FreshView</u>™: Pliant's new "window" bag product that features multi-lane extrusion technology as a replacement for flood coat printing is already at phase 1 capacity.



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Continuous Waste Improvement is a Core Pliant Operational Focus Gross and Net Waste Rate (%) 2003 11.9% 2004 10.6% 2005 10.1% 2006 9.6% 2007 1st Qtr 9.6% 2003 8.1% 2004 6.8% 2005 5.2% 2006 4.4% 2007 1st Qtr 4.1%

Pliant Income Statement Highlights

PLIANT

Income Statement

Dollars in Millions

	1st Qtr 2007	1st Qtr 2006
NET SALES	$ 260.4	$ 297.7
Cost of Sales	226.0	263.3
GROSS PROFIT	$ 34.4	$ 34.4
Net Delta per Pound	$ 0.591	$ 0.579
OPERATING EXPENSES:		
Selling, General, Administrative	19.5	18.1
Research and Development	3.1	2.3
Restructuring & Other Costs	1.4	-
Reorganization Costs	0.2	53.6
Other Operating Costs	1.1	-
Total Operating Expenses	$ 25.3	$ 74.0
OPERATING INCOME/(LOSS)	$ 9.1	$ (39.6)
Interest - Current & LT Debt	(21.2)	(19.8)
Interest - Redeemable Preferred	-	(0.3)
Other Income / (Expenses)	0.4	0.1
(LOSS) BEFORE INCOME TAXES	$ (11.7)	$ (59.6)
Income Tax Expense	0.7	1.2
NET (LOSS)	$ (12.4)	$ (60.8)

Comparisons to 1st Qtr of 2006

- **Sales:** 9.2% reduction from lower raw material prices coupled with 3.6% decrease on pounds sold including 1% to 1.5% impact from product down-gauging.
- **Gross Margin:** Flat to prior year as improved waste and cost programs offset lower volume.
- **Net Delta (Sales minus Materials & Waste):** Improved by 2.1% per pound year-over-year.
- **SG&A:** Up $0.7 payroll related, $0.5 legal and accounting fees, $0.3 promotional activities.
- **R&D:** Increased innovation & government contract programs.
- **Restructuring :** Reorganization of Canadian operations.
- **Financial Reorganization Costs**: Residual bankruptcy related fees in 2007 compared to $53.6 in fees and w/o in 2006.
- **Other Operating Costs:** Cost associated with issuance of Series M pursuant to company's plan of reorganization.
- **Interest Expense:** Up $1.4 primarily due to increased capital leases.

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Pliant Operating Segments Pliant has Four Operating Segments: Specialty Films Manufactures personal care films used in disposable diapers, feminine care products and adult incontinence products; medical films used in disposable drapes and gowns as well as protective packaging; and agricultural films used by fruit and vegetable growers and nursery operators. Printed Products Produces printed rollstock, bags and sheets used to package food and consumer goods for bakeries and fresh and frozen food processors; manufacturers of personal care products; and dry goods processors. Engineered Films Manufactures films that are key components used in packaging for end-use markets such as coffee, confections, snacks, fresh produce, lidding, and hot-filled liquids. These films provide specific performance characteristics such as moisture, oxygen, and odor barriers; ultraviolet protection; and desired sealant properties. Industrial Films Produces stretch films used to bundle, unitize, and protect palletized loads during shipping and storage and PVC films used by supermarkets, delis, and restaurants to wrap meat, cheese, and produce. PVC films are also produced in individual rolls for consumer household use and packaged in cartons, called cutter-boxes.

Pliant Operating Segment Highlights Comparisons to 1st Qtr of 2006 Engineered Films: Sales pounds sold down 7.5% and prices decreased by 12.3% principally due to raw material price reductions. Segment profit increased $0.7 as favorable waste & cost reductions more than offset volume decline. Industrial: Volume up 5.5% offsetting material related price reduction. Profits improved $0.7 from increased volume and better manufacturing costs. Specialty Films: Lower sales volume of 9.7% and 3.7% material related price. Volume decline partially offset by improved product mix. Printed Products: Trade pounds sold 6.2% less. Segment profit up as better manufacturing costs and product mix compensate for volume. 1st Qtr 1st Qtr 2007 2006 Dollars in Millions Engineered Films Net Sales 83.7 $ 103.2 $ Segment Profit 13.4 $ 12.7 $ Industrial Films Net Sales 73.2 $ 78.1 $ Segment Profit 8.2 $ 7.5 $ Specialty Films Net Sales 48.0 $ 55.2 $ Segment Profit 6.0 $ 7.1 $ Printed Products Net Sales 51.3 $ 59.1 $ Segment Profit 3.8 $ 3.5 $ Corporate/Other Net Sales 4.2 $ 2.1 $ Segment Profit (7.7) $ (6.7) $ Pliant Total Net Sales 260.4 $ 297.7 $ Segment Profit 23.7 $ 24.1 $ Operating Segments

Pliant Balance Sheet Highlights Highlights A/R: Lower sales revenues and improved DSO. Inventory: Up slightly on seasonal build. Prepaids & Taxes: Change in deferred taxes from re-classification. A/P: Steady improvement in vendor payment terms continues. Accrued Expenses: Annual payments of 2006 Incentive Plan of $6.8 and vendor rebates of $3.4 along with semi-annual bond payment of $13.9. New Series AA: Accretion for 1st Qtr. Net Liquidity: $56.9 at 5/11/07 (revolver availability + cash on hand). Dollars in Millions Mar 31 Dec 31 2007 2006 Current Assets Cash 7.1 $ 4.2 $ Accounts Receivable 127.2 140.5 Inventories 103.5 100.1 Prepaid Expenses & Deferred Taxes 16.5 22.0 TOTAL CURRENT ASSETS 254.3 $ 266.8 $ Plant, Property & Equipment, Net 306.8 304.4 Goodwill & Intangibles 84.1 84.7 Other Assets 21.0 21.9 TOTAL ASSETS 666.2 $ 677.8 $ Current Liabilities Current Portion of Long Term Debt 1.0 1.0 Trade Accounts Payable 82.9 81.2 Accrued Liabilities 40.5 61.9 TOTAL CURRENT LIABILITIES 124.4 $ 144.1 $ Long-Term Debt 761.2 736.7 Other Liabilities & Deferred taxes 56.1 60.7 TOTAL LIABILITIES 941.7 $ 941.5 $ Redeemable Preferred Series AA Stock 210.4 198.9 Common Stock - - Paid-In Capital 155.4 154.5 Accumulated Deficit (641.3) (617.1) TOTAL STOCKHOLDERS' DEFICIT (275.5) $ (263.7) $ TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT 666.2 $ 677.8 $ Balance Sheet